Exhibit 99.1

Diodes Incorporated Appoints Lead Director and Enhances Focus on Corporate Social and Environmental Responsibility

Plano, Texas – June 3, 2020 – Diodes Incorporated (Nasdaq: DIOD), today announced several enhanced corporate governance measures and compensation practices.

As previously disclosed, long-time Chairman, Raymond K.Y. Soong, retired from the Board and President and CEO, Dr. Keh-Shew Lu, was appointed as Chairman. With Dr. Lu becoming Chairman, the Board determined that the appointment  of an independent lead director ("Lead Director") would be appropriate in order to follow corporate governance best practices, strengthen Board oversight, share certain responsibilities and facilitate communication between the Chairman and independent directors. To this end, the Board appointed independent director, Michael K.C. Tsai, to serve as Lead Director. Tsai has served as a member of Diodes’ Board since 2010. The duties of the Lead Director will be: to preside at executive sessions of the independent directors; serve as principal liaison between the independent directors and the Chairman; work with the Chairman to set and approve the schedule and agenda for meetings of the Board and its committees; direct the retention of advisors and consultants who report directly to the Board; serve as liaison for consultation and communication with stockholders; oversee the annual evaluation of the Board and its committees; and evaluate, in cooperation with the Compensation Committee and all members of the Board, the CEO's performance.

In addition, Tsai was appointed as Chairman of the Compensation Committee, and C.H. Chen, Diodes’ board member since 2000, has been appointed as Chairman of the Corporate Governance and Stockholder Relations Committee and will continue to serve as Vice Chairman of the Board.

Also as part of enhancing the Company’s corporate governance initiatives, the Board created a steering committee to focus on Corporate Social and Environmental Responsibility (CSER), which is being headed by Diodes’ Vice President of Operations, Julie Holland. One of the first actions implemented included revising executive bonus compensation by adding a CSER component and weighting to the existing financial performance metrics for both revenue and non-GAAP earnings.

Commenting on the new measures, Dr. Keh-Shew Lu, Chairman, President and CEO of Diodes, said, "The Board of Directors and the entire management team are committed to the highest standards of corporate governance.  These initiatives demonstrate the value we place on enhanced corporate governance and best practices to provide significant long-term shareholder value alongside our consistent financial performance and increasing profitable growth."

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the consumer electronics, computing, communications, industrial, and automotive markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 28 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.Diodes.com.

Company Contact:

Diodes Incorporated

Laura Mehrl

Director, Investor Relations

P: 972-987-3959

E: laura_mehrl@diodes.com

Investor Relations Contact:

Shelton Group

Leanne K. Sievers, President

P: 949-224-3874

E: lsievers@sheltongroup.com